CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our audit report dated March 28, 2024 with respect to the consolidated statements of financial position of Flora Growth Corp., as of December 31, 2023 and 2022, and the related consolidated statements of loss and comprehensive loss, shareholders' equity (deficiency), and cash flows for the years then ended, and the related notes.

We also consent to the reference to our firm under the caption "Experts" in the Offering Circular.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

August 6, 2024